UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

November 13, 2020

Commission File Number: 0-29923

Orbital Energy Group, Inc.

(Exact Name of registrant as specified in Its Charter)

Colorado	84-1463284
(State or jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1924 Aldine Western, Houston, Texas	77038
(Address of Principal Executive Offices)	(zip code)

(832) 467-1420

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.1 4d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	OEG	Nasdaq Capital Market

Item 1.01      Entry into a Material Definitive Agreement.

On November 13, 2020, Orbital Energy Group, Inc. (the “Company”) completed a Securities Purchase Agreement (the “Purchase Agreement”), by and between the Company and an institutional investor (the “Investor”), pursuant to which the Company agreed to issue to the Investor an unsecured convertible instrument in the principal amount of $2,215,000 (the “Convertible Security” or “Note”) to purchase shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) against the payment of the applicable consideration therefore. Upon the closing on November 13, 2020, the Company received gross proceeds of $2,215,000, before fees and other expenses associated with the transaction, including but not limited to, a $200,000 original issue discount payable to the Investor. The net proceeds received by the Company will be used primarily for working capital, debt repayment and general corporate purposes.

The Note is payable in full within eighteen (18) months after the purchase price date in accordance with the terms set forth in the Note and accrues interest on the outstanding balance at the rate of ten percent (10%) per annum from the Purchase Price Date until the Note is paid in full. All interest shall compound daily and shall be payable in accordance with the terms of the Note. Company has the right to prepay all or any portion of the outstanding balance in an amount equal to 115% multiplied by the portion of the outstanding balance to be prepaid.

Beginning six (6) months from the purchase price date, Investor has the right, in its sole and absolute discretion, to redeem all or any portion of the Note (such amount, the “Redemption Amount”) subject to the maximum monthly redemption amount of $250,000 per calendar month, by providing Company with a “Redemption Notice." At the Company’s discretion, payments of each redemption amount may be made (a) in cash, or (b) by converting such redemption amount into common stock (the “Conversion Shares”), or (c) by any combination of the foregoing, so long as the cash is delivered to Lender on the third (3rd) trading day immediately following the applicable redemption date and the redemption conversion shares are delivered to Lender on or before the applicable delivery date.

The Convertible Security is convertible in whole or in part at the option of the Company into shares of common stock (the “Conversion Shares”) at the conversion price defined as 80% of the lowest closing trade price during the ten (10) trading days immediately preceding the applicable measurement date. Company will reserve 4,000,000 shares of common stock from its authorized and unissued common stock to provide for all issuances of common stock under the Note.

Investor and Company agree that the total cumulative number of shares of common stock issued to Investor hereunder may not exceed the requirements of Nasdaq Listing Rule 5635(d) (the “Issuance Cap”), except that such limitation will not apply following Approval (defined below). If the number of shares of common stock issued to Investor reaches the issuance cap, so as not to violate the 20% limit established in Listing Rule 5635(d), Company, at its election, will use reasonable commercial efforts to obtain stockholder approval of the Note and the issuance of additional conversion shares, if necessary, in accordance with the requirements of Nasdaq Listing Rule 5635(d). If the Company is unable to obtain such approval, any remaining outstanding balance of this Note must be repaid in cash.

The conversion of the Convertible Security is subject to beneficial ownership limitations such that the Investor may not convert the Convertible Security to the extent that such conversion would result in the Investor being the beneficial owner in excess of 4.99% of the number of shares of common stock outstanding on such date.

The Security Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, other obligations of the parties thereto, and termination provisions.

The offer and sale of the securities will be made pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act, as amended (the “Securities Act”). Such offer and sale will be made only to “accredited investors” under Rule 501 of Regulation D promulgated under the Securities Act, and without any form of general solicitation and with full access to any information requested by such investor regarding the Company or the securities offered and to be issued in the Private Placement.

The foregoing does not purport to be a complete description of the Security Purchase Agreement and the Convertible Security, and is qualified in its entirety by reference to the full text of such documents and attachments which are attached as Exhibits to this Report on Form 8-K and are incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 hereof with respect to the Security Purchase Agreement and Convertible Promissory Note is incorporated herein by reference.

Item 3.02      Unregistered Sale of Equity Securities.

The information set forth in Item 1.01 hereof with respect to the Security Purchase Agreement and Convertible Promissory Note is incorporated herein by reference.

Item 9.01      Financial Statements and Exhibits.

 (d) Exhibits

Exhibit No.           Description

10.1          Form of Security Purchase Agreement with attachments

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Signed and submitted this 18th  day of November 2020.

Orbital Energy Group, Inc.

(Registrant)

By:	/s/ Daniel N. Ford
Daniel N. Ford
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Security Purchase Agreement with attachments